                                                                   EXHIBIT 10.27

                      AMENDED AND RESTATED LOAN AGREEMENT


     THIS AMENDED AND RESTATED LOAN AGREEMENT is entered into as of December 25, 1998 (this "Loan Agreement") between IDENTIX INCORPORATED, a Delaware corporation (herein called "Borrower"), and IMPERIAL BANK (herein called "Bank"). This Loan Agreement amends, restates and supercedes in its entirety the Prior Loan Agreement (as hereinafter defined).


                                   RECITALS

     A. Borrower and Bank entered into a certain Security and Loan Agreement dated as of August 29, 1997, as the same was amended by that certain First Amendment to the Security and Loan Agreement and Addendum Thereto dated as of December 22, 1997, that certain Second Amendment to the Security and Loan Agreement and Addendum Thereto and Waiver dated as of July 6, 1998, that certain extension letter dated August 28, 1998 and that certain extension and modification letter dated November 4, 1998 (collectively, the "Prior Loan Agreement"), pursuant to which Bank agreed to extend and make loans available to Borrower upon the terms and conditions contained therein.

     B. Borrower and Bank desire to amend and restate the Prior Loan Agreement in its entirety to, among other things, increase the amount of its commitment thereunder, amend certain provisions relating to advances under said commitment and modify certain covenants and reporting requirements of the Borrower, all as more fully set forth herein.

     C. Bank has agreed to continue to make and maintain the Revolving Commitment as described in this Loan Agreement, but only upon the terms and subject to the conditions hereinafter set forth and in reliance on the representations and warranties set forth herein.


                                   AGREEMENT

     NOW, THEREFORE, in consideration of the foregoing recitals and the mutual covenants hereinafter set forth, and intending to be legally bound, the parties hereby agree as follows:

     1. Definitions. As used in this Loan Agreement and unless otherwise defined herein, all initially capitalized terms shall have the meanings set forth on Exhibit A attached hereto and incorporated herein by this reference.

     2.  Commitment.

          A.   Revolving Commitment.   Subject to all the terms and conditions
of this Loan Agreement and prior to the termination of its commitment as hereinafter provided, Bank hereby agrees to make loans (each a "Revolving Loan") to Borrower, from time to time and in such amounts as Borrower shall request pursuant to this Section 2.A., up to an aggregate principal amount outstanding under the Revolving Loan Account not to exceed the lesser of: (1) the sum of (a) eighty percent (80.0%) of Eligible Accounts due from Domestic Account Debtors and Foreign Account Debtors plus (b) eighty percent (80.0%) of Eligible Accounts due from ANADAC plus (c) the lesser of thirty-five percent (35.0%) of Eligible Inventory or $1,000,000.00 (as the same may be adjusted from time to time as provided for under Section 9.B. hereof, collectively, the "Borrowing Base") or
(2) $10,000,000.00 (the "Revolving Commitment"). If at any time or for any reason, the outstanding principal amount of the Revolving Loan Account is greater than the lesser of: (x) the Borrowing Base or (y) the Revolving Commitment, Borrower shall immediately pay to Bank, in cash, the amount of such excess. Any commitment of Bank, pursuant to the terms of this Loan Agreement, to make Revolving Loans shall expire on the Revolving

                                      1.

Maturity Date, subject to Bank's right to renew said commitment in its sole and absolute discretion at Borrower's request. Any such renewal of the Revolving Commitment shall not be binding upon Bank unless it is in writing and signed by an officer of Bank. The outstanding principal balance of the Revolving Loan Account may be prepaid in whole or in part at any time without penalty. Provided that no Event of Default has occurred and is continuing, all or any portion of the Revolving Loans advanced by Bank which are repaid by Borrower shall be available for reborrowing in accordance with the terms hereof. Borrower promises to pay to Bank the entire outstanding unpaid principal balance (and all accrued unpaid interest thereon) of the Revolving Loan Account on or before December 24, 1999 ("Revolving Maturity Date").

          (1) Revolving Loans. The amount of each Revolving Loan made by Bank to Borrower hereunder shall be debited to the loan ledger account of Borrower maintained by Bank for the Revolving Commitment (herein called the "Revolving Loan Account") and Bank shall credit the Revolving Loan Account with all loan repayments in respect thereof made by Borrower. When Borrower desires to obtain a Revolving Loan, Borrower shall notify Bank (which notice shall be signed by an officer of Borrower and shall be irrevocable) in accordance with Section 3 hereof, to be received no later than 3:00 p.m. Pacific time one (1) Banking Day before the day on which the Revolving Loan is to be made. Revolving Loans may only be used for short-term working capital requirements, the issuance of letters of credit and the purchase of foreign exchange futures contracts.

               (a) Letter of Credit Usage and Sublimit. Subject to the availability of the Revolving Commitment and in reliance on the representations and warranties of Borrower set forth herein, at any time and from time to time from the date hereof through the Banking Day immediately prior to the Revolving Maturity Date, Bank shall issue for the account of Borrower such standby and commercial letters of credit ("Letters of Credit") as Borrower may request, which request shall be made by delivering to Bank a duly executed letter of credit application on Bank's standard form; provided, however, that the outstanding and undrawn amounts under all such Letters of Credit (i) shall not at any time exceed $3,000,000.00 and (ii) shall be deemed to constitute Revolving Loans for the purpose of calculating availability under the Revolving Commitment. Unless Borrower shall have deposited with Bank cash collateral in an amount sufficient to cover all undrawn amounts under each such Letter of Credit and Bank shall have agreed in writing, no Letter of Credit shall have an expiration date that is later than the Revolving Maturity Date, subject to Bank's right to extend the expiration date of each such Letter of Credit beyond the Revolving Maturity Date in its sole and absolute discretion. All Letters of Credit shall be in form and substance acceptable to Bank in its sole discretion and shall be subject to the terms and conditions of Bank's form application and letter of credit agreement. Borrower will pay any standard issuance and other fees that Bank notifies Borrower will be charged for issuing and processing Letters of Credit for Borrower.

               (b) Foreign Exchange Usage and Sublimit. Subject to the availability of the Revolving Commitment and in reliance on the representations and warranties of Borrower set forth herein, at any time and from time to time from the date hereof through the Banking Day immediately prior to the Revolving Maturity Date, Bank shall arrange the purchase by Borrower of foreign exchange futures contracts ("Exchange Contracts") as Borrower may request, which request shall be made by delivering to Bank a duly executed exchange contract application on Bank's standard form; provided, however, that the maximum aggregate notional contract amount under all such Exchange Contracts shall not at any time exceed $1,500,000.00; provided, further, that up to $150,000.00, representing ten percent (10%) of the maximum aggregate notional contract amount under all such Exchange Contracts, shall be deemed to constitute outstanding Revolving Loans for the purpose of calculating availability under the Revolving Commitment. Unless Borrower shall have deposited with Bank cash collateral in an amount sufficient to cover all undrawn amounts under each such Exchange Contract and Bank shall have agreed in writing, no Exchange Contract shall have a due date that is later than the Revolving Maturity Date subject to Bank's right to extend the due date of each such Exchange Contract beyond the Revolving Maturity Date in its sole and absolute discretion. All Exchange Contracts shall be in form and substance acceptable to Bank in its sole discretion and shall be subject to the terms and conditions of Bank's form exchange

                                      2.

contract application. Borrower will pay any standard issuance and other fees that Bank notifies Borrower will be charged for issuing and processing Exchange Contracts for Borrower. After and during the continuance of an Event of Default, Bank may, in its sole and absolute discretion, terminate any or all of the Exchange Contracts. Borrower agrees to indemnify and hold harmless Bank from and against all loss, costs and expense associated with any such termination of any Exchange Contract.

          (2) Interest Payments on Revolving Loans. Borrower further promises to pay to Bank from the date of the advance of the initial Revolving Loan through the Revolving Maturity Date, on or before the tenth (10th) day of each month, interest on the average daily unpaid balance of the Revolving Loan Account during the immediately preceding month at a rate of interest equal to one-half of one percent (0.50%) per annum in excess of the rate of interest which Bank has announced as its prime lending rate (the "Prime Rate"), which shall vary concurrently with any change in the Prime Rate. Interest shall be computed at the above rate on the basis of the actual number of days during which the principal balance of the Revolving Loan Account is outstanding divided by 360, which shall for interest computation purposes be considered one (1) year.

               (a) Reduction in Interest Rate. Notwithstanding any of the provisions contained in Section 2.A.(2) above, provided that no Event of Default has occurred and is continuing, if on March 31, 1999 Borrower is in compliance with all of the financial covenants set forth in Section 10 hereof, then beginning on April 1, 1999, Bank agrees to reduce the rate of interest accruing on the unpaid balance of the Revolving Loan Account to a rate of interest per annum equal to the Prime Rate.

     3. Loan Requests. Requests for Revolving Loans hereunder shall be in writing duly executed by Borrower in a form satisfactory to Bank and shall contain a certification setting forth the matters referred to in Section 2, which shall disclose that Borrower is entitled to the amount and type of Loan being requested. Bank is hereby authorized to charge Borrower's deposit account with Bank for all sums due Bank under this Loan Agreement.

     4. Delivery of Payments. Payment to Bank of all amounts due hereunder shall be made at its Santa Clara Valley Regional office, or at such other place as may be designated in writing by Bank from time to time. If any payment date fall on a day that is not a day that Bank is open for the transaction of business ("Banking Day"), the payment due date shall be extended to the next Banking Day.

     5. Late Charge. If any interest payment, principal payment or principal balance payment required hereunder is not received by Bank on or before ten (10) days from the date in which such payment becomes due, Borrower shall pay to Bank, a late charge equal to the lesser of (a) five percent (5.0%) of the amount of such unpaid payment, in addition to said unpaid payment or (b)the maximum amount permitted to be charged by applicable law, until remitted to Bank; provided; however, nothing contained in this Section 5, shall be construed as any obligation on the part of Bank to accept payment of any past due payment or less than the total unpaid principal balance of the Revolving Loan Account following the Revolving Maturity Date. All payments shall be applied first to any late charges due hereunder, next to accrued interest then payable and the remainder, if any, to reduce any unpaid principal due under the Revolving Loan Account.

     6. Default Interest. From and after the Revolving Maturity Date or such earlier date as all sums owing under the Revolving Loan Account becomes due and payable by acceleration or otherwise, or upon the occurrence of an Event of Default, at the option of Bank all sums owing under the Revolving Loan Account shall bear interest until paid in full at a rate equal to the lesser of (a) five percent (5.0%) per annum in excess of the then applicable interest rate provided for in Section 2.A.(2) hereof or (b) the maximum amount permitted to be charged by applicable law, until all obligations hereunder are repaid in full or the Event of Default is waived or cured to the satisfaction of Bank, as applicable.

                                      3.

     7.   Representations and Warranties. Borrower represents and warrants to
Bank: (a) That Borrower is a corporation, duly organized and existing in the State of its incorporation and the execution, delivery and performance of each of the Loan Documents are within Borrower's corporate powers, have been duly authorized and are not in conflict with law or the terms of any charter, by-law or other incorporation papers, or of any indenture, agreement or undertaking to which Borrower is a party or by which Borrower is bound or affected: (b) Borrower is, and at the time the Collateral becomes subject to Bank's security interest will be, the true and lawful owner of and has, and at the time the Collateral becomes subject to Bank's security interest will have, good and clear title to the Collateral, subject only to Bank's rights therein and to Permitted Liens; (c) Each Account is, and at the time the Account comes into existence will be, a true and correct statement of a bona fide indebtedness incurred by the debtor named therein in the amount of the Account for either merchandise sold or delivered (or being held subject to Borrower's delivery instructions) to, or services rendered, performed and accepted by, the account debtor; (d) That there are and will be no defenses, counterclaims, or setoffs which may be asserted against the Accounts from time to time represented by Borrower to be Eligible Accounts, except as permitted in the definition thereof; (e) Any and all financial information, including information relating to the Collateral, submitted by Borrower to Bank, whether previously or in the future, is and will be true and correct; (f) There is no litigation or other proceeding pending or threatened against or affecting Borrower, and Borrower is not in default. with respect to any order, writ, injunction, decree or demand of any court or other governmental or regulatory authority; (g) (i) The consolidated and consolidating balance sheets of Borrower dated as of September 30, 1998, and the related consolidated and consolidating profit and loss statements for Borrower's fiscal year then ended, copies of which have heretofore been delivered to Bank by Borrower, and all other statements and data submitted in writing by Borrower to Bank in connection with Borrower's request for credit are true and correct, and said balance sheet and profit and loss statement accurately present the financial condition of Borrower as of the date thereof and the results of the operations of Borrower for the period covered thereby, and have been prepared in accordance with GAAP, (ii) since such date, there have been no material adverse changes in the financial condition of Borrower, and (iii) Borrower has no knowledge of any liabilities, contingent or otherwise, which are not reflected in said balance sheet, and Borrower has not entered into any special commitments or substantial contracts which are not reflected in said balance sheet, other than in the ordinary and normal course of its business, which may have a Material Adverse Effect upon its financial condition, operations or business as now conducted; (h) Borrower has no liability for any delinquent local, state or federal taxes, and, if Borrower has contracted with any government agency, it has no liability for renegotiation of profits; and (i) Borrower, as of the date hereof, possesses all necessary Trademarks, trade names, Copyrights, Patents, patent rights, and licenses to conduct its business as now operated, without any known conflict with valid Trademarks, trade names, Copyrights, Patents, patent rights and license rights of others; and (j) Borrower and its Subsidiaries have reviewed the areas within their operations and business which could be adversely affected by, and have developed or are developing a program to address on a timely basis, the Year 2000 Problem and have made related appropriate inquiry of material suppliers and vendors, and based on such review and program, the Year 2000 Problem will not have a Material Adverse Effect upon its financial condition, operations or business as now conducted.

     8. Negative Covenants. Borrower agrees that so long as any loans, obligations or liabilities remain outstanding or unpaid to Bank or the commitment of Bank hereunder is in effect, neither Borrower, nor any of its subsidiaries ("Subsidiaries") will, without the prior written consent of Bank:

         A. Make any substantial change in the character of its business as now conducted;


         B. Create, incur, assume or permit to exist any Indebtedness other than loans from Bank except obligations now existing as shown in the financial statements referenced in Section 7.(g)(i), excluding those being refinanced by Bank, Subordinated Debt, Permitted Indebtedness, and previously disclosed and Bank approved indebtedness to Crestar Bank not to exceed $10,000,000.00 entered into by Borrower's wholly owned subsidiary, ANADAC; or sell or transfer, either with or without recourse, any accounts or notes receivable or any monies due or to become due;

                                      4.

          C. Create, incur, assume or permit to exist any mortgage, pledge, encumbrance, lien or charge of any kind (including the charge upon property at any time purchased or acquired under conditional sale or other title retention agreement) upon any asset now owned or hereafter acquired by it, other than Permitted Liens and liens in favor of Bank, excluding any mortgage, pledge, encumbrance, lien entered into by Borrower's wholly owned subsidiary, ANADAC;

          D. Sell, lease, dispose of or grant a security interest in any of the Collateral other than to Bank (other than the disposing of such Collateral in the ordinary and normal course of its business as now conducted or other assets which are obsolete or otherwise considered surplus), or execute any financing statements covering the Collateral in favor of any secured party or Person other than Bank. Notwithstanding the foregoing, upon delivery of prior notice to Bank and the subsequent receipt of Bank's approval, Borrower may lease certain Collateral, as approved by Bank, to its vendors and Bank agrees to execute a financing statement evidencing the release of its security interest in such leased Collateral.

          E. Make (1) any loans or advances to any Person or other entity other than in the ordinary and normal course of its business as now conducted (provided that such loans or advances are not made to any Person or entity which is controlled by or under common control with Borrower) or (2) any investment in the securities of any Person or other entity other than the United States Government. Notwithstanding the foregoing, Borrower may make (a) loans or advances (with normal trade terms) in the form of any product of Borrower sold to its Subsidiaries in the ordinary and normal course of its business as now conducted, (b) loans or advances to its wholly-owned Subsidiaries up to the aggregate amount of $1,500,000.00 at any one time outstanding; provided, however, if any loans or advances are made in excess of $500,000.00 to any one Subsidiary, said Subsidiary shall execute and deliver to Bank a guaranty of the Revolving Commitment, in form and substance satisfactory to Bank and (c) investments of up to $500,000.00 in a joint venture between Borrower and Sylvan Learning Systems, Inc.

          F. (1) Purchase or otherwise acquire all or substantially all of the assets or business of any Person or other entity; or (2) liquidate, dissolve, merge or consolidate, or commence any proceedings therefore; or (3) except in the ordinary and normal course of its business as now conducted, sell (including, without limitation, the selling of any property or other asset accompanied by the leasing back of the same) any assets including any fixed assets, any property, or other assets necessary for the continuance of its business as now conducted. Notwithstanding the foregoing, Borrower may proceed with any acquisition (as described above) (a) so long as no Event of Default has occurred and is continuing or would exist after giving effect to such transaction and (b) upon consummating such transaction, Borrower remains in compliance with all of the financial covenants set forth in Section 10 hereof;

          G. (1) Declare or pay any dividend or make any other distribution on any of its capital stock now outstanding or hereafter issued; or (2) purchase, redeem or retire any of such stock other than in dividends or distributions payable in Borrower's or any such Subsidiary's capital stock, except for the repurchase of Borrower's capital stock from officers, directors, employees or consultants of Borrower upon termination of their employment with or rendering of service to Borrower; and

          H. Sell, transfer, assign, mortgage, pledge, license, lease, grant a security interest in, or otherwise encumber any of its Intellectual Property, other than licenses or leases of its intellectually property granted in the ordinary and normal course of its business as now conducted.

     9. Affirmative Covenants. Borrower affirmatively covenants that so long as any loans, obligations or liabilities remain outstanding or unpaid to Bank or the commitment of Bank hereunder is in effect, it will:

          A. Furnish Bank from time to time such financial statements and information as Bank may reasonably request and inform Bank immediately upon the occurrence of a material adverse change therein;

                                      5.

          B. Permit representatives of Bank to conduct an audit of Borrower's books and records relating to the Collateral and make extracts therefrom, with results satisfactory to Bank, provided that Bank shall use its best efforts to not interfere with the conduct of Borrower's business, and to the extent possible to arrange for verification of the Accounts directly with the account debtors obligated thereon or otherwise, all under reasonable procedures acceptable to Bank and at Borrower's sole expense; provided further that, prior to an Event of Default, Borrower shall not be responsible for the expense of more than two (2) such audits in any fiscal year. Borrower hereby acknowledges and agrees that upon completion of any such audit. Bank shall have the right to adjust the Borrowing Base percentages, in its sole and reasonable discretion, based on its review of the results of such Collateral audit;

          C. Promptly notify Bank of any attachment or other legal process levied against any of the Collateral and any information received by Borrower relative to the Collateral, including the Accounts, the account debtors or other Persons obligated in connection therewith, which may in any way affect the value of the Collateral or the rights and remedies of Bank in respect thereto;

          D. Reimburse Bank upon demand for any and all legal costs, including reasonable attorneys' fees, and other expenses incurred in collecting any sums payable by Borrower under the Revolving Loan Account or any other obligation secured hereby, enforcing any term or provision of this Loan Agreement or otherwise or in the checking, handling and collection of the Collateral and the preparation and enforcement of any agreement relating thereto;

          E. Notify Bank of each location and of each office of Borrower at which records of Borrower relating to the Accounts are kept;

          F. Provide, maintain and deliver to Bank policies insuring the Collateral against loss or damage by such risks and in such amounts, forms and companies as Bank may require (to the extent customarily maintained by businesses similar to Borrower) and with loss payable to Bank, and, in the event Bank takes possession of the Collateral, the insurance policy or policies and any unearned or returned premium thereon shall at the option of Bank become the sole property of Bank, such policies and the proceeds of any other insurance covering or in any way relating to the Collateral, whether now in existence or hereafter obtained, being hereby assigned to Bank;

          G. In the event the unpaid balance of the Revolving Loan Account shall exceed the maximum amount of outstanding loans to which Borrower is entitled under Section 2 hereof, as applicable, Borrower shall immediately pay to Bank for credit to such Loan Account the amount of such excess;

          H. Maintain and preserve all rights, franchises and other authority adequate and necessary for the conduct of its business and maintain and preserve its existence in the state of its incorporation and any other state(s) in which Borrower conducts its business, except with respect to such other state(s), where the failure to do so would not have a Material Adverse Effect;

          I. Maintain public liability, property damage and workers compensation insurance and insurance on all its insurable property against fire and other hazards with responsible insurance carriers to the extent usually maintained by similar businesses. Borrower shall provide evidence of property insurance in amounts and types acceptable to Bank, and certificates naming Bank as a loss payee;

          J. Pay and discharge, before the same becomes delinquent and penalties accrue thereon, all taxes, assessments and governmental charges upon or against it or any of its properties, and any of its other liabilities at any time existing, except to the extent and so long as: (1) the same are being contested in good faith and by appropriate proceedings in such manner as not to cause any Material Adverse Effect or the loss of any

                                      6.

right of redemption from any sale thereunder; and (2) it shall have set aside on its books reserves (segregated to the extent required by GAAP);


          K. Maintain a standard and modern system of accounting in accordance with GAAP on a basis consistently maintained; permit Bank's representatives to have access to, and to examine its properties, books and records at all reasonable times; provided that Bank shall use its best efforts to not interfere with the conduct of Borrower's business;

          L. Maintain its properties, equipment and facilities in good order and repair;

          M. Maintain its primary banking and operating and depository accounts with Bank;

          N. Prior to allowing any of Borrower's raw materials, work in process, finished goods inventory and property, plant and equipment to be transported to or be held at any contract manufacturer, warehouse or other location (other than with bona fide distributors and retail accounts), Borrower shall provide notice to Bank and Borrower shall have complied with such filing and notice requirements as shall, in Bank's opinion, assure Borrower's and Bank's priority in such property over creditors of such contract manufacturer, warehouseman or operator of such other location, including, without limitation, making filings under California Commercial Code (S)2326, providing notice under California Commercial Code (S)9114 and making filings and publications as required under California Civil Code (S)3440.1 and (S)3440.5 All such filings, notices and publications shall be in form and substance satisfactory to Bank; and

          O. Borrower shall perform all acts reasonably necessary to ensure that (1) Borrower, its Subsidiaries and any business in which Borrower holds a substantial interest and (2) all customers, suppliers and vendors that are material to Borrower's business, become Year 2000 Compliant in a timely manner. Such acts shall include, without limitation, performing a comprehensive review and assessment of all of Borrower's systems and adopting a detailed plan, with an itemized budget, for the remediation, monitoring and testing of such systems. If requested by Bank, Borrower shall within ten (10) business days deliver a statement to Bank summarizing the Year 2000 exposure, program or progress of Borrower and its Subsidiaries or other evidence of Borrower's compliance with the terms of this Section 9.0. certified by an officer of Borrower.

     10. Financial Covenants and Information. All financial covenants and financial information referenced herein shall be interpreted and prepared in accordance with GAAP as used in the United States of America applied on a basis consistent with previous years for the operations of Borrower, excluding its Subsidiaries. Compliance with the financial covenants shall be calculated and monitored on a monthly basis, except as shall be expressly stated to the contrary. Borrower affirmatively covenants that so long as any loans, obligations or liabilities remain outstanding or unpaid to Bank or any commitment is outstanding hereunder, it will, on a consolidating basis using Identix, Identix Australia Pty Limited (Fingerscan), and Biometric Applications and Technology, Inc. (BA&T) operations only, excluding all other subsidiaries:

           A. At all times, maintain a Minimum Tangible Net Worth of not less than (1) $11,000,000.00 through the month ending May 31, 1999 and
(2)$12,000,000.00 beginning with the month ending June 30, 1999. As used herein, "Tangible Net Worth" shall mean the sum of all assets, excluding any value for goodwill, Trademarks, Patents, Copyrights, organization expense, investments in its Subsidiaries, in-process technology, Accounts due from its Subsidiaries (excluding Accounts due from sale of any product of Borrower to ANADAC in the ordinary and normal course of its business as now conducted which are less than 90 days from the applicable invoice date) and other similar intangible items, less all liabilities, plus Subordinated Debt;

                                      7.

           B. At all times maintain a Maximum Ratio of Total Liabilities to Tangible Net Worth not to exceed 1.25 to 1.00. As used herein "Total Liabilities" means all liabilities, excluding Subordinated Debt and deferred revenues;

           C. At all times maintain a Minimum Quick Ratio of not less than 1.00 to 1.00. As used herein "Quick Ratio" means the sum of all cash plus Accounts (excluding Accounts due from its Subsidiaries, but including Accounts due from sale of any product of Borrower to ANADAC in the ordinary and normal course of its business as now conducted which are less than 90 days from the applicable invoice date) divided by current liabilities less deferred revenue;

           D. Measured on a quarterly basis on the last day of each fiscal quarter, have an operating after-tax profitability of at least $1.00;

          E. As soon as it is available, but not later than twenty-five (25) days after and as of the end of each month, deliver to Bank an internally-prepared consolidated and consolidating financial statement consisting of a balance sheet and profit and loss statement, in form satisfactory to Bank, and a Compliance Certificate in the form of Exhibit B attached hereto and incorporated herein by this reference, certified by an officer of Borrower;

          F. As soon as it is available, but not later than forty-five (45) days after and as of the end of each of the first three fiscal quarters of each fiscal year of Borrower, a copy of its quarterly 10-Q report for each such quarter, as filed with the Securities Exchange Commission.

          G. As soon as it is available, but not later than ninety (90) days after the end of Borrower's fiscal year, deliver to Bank (1) unqualified copies of Borrower's consolidated financial statements together with changes in financial position audited by an independent certified public accountant selected by Borrower but acceptable to Bank and (2) a copy of its annual 10-K report, as filed with the Securities Exchange Commission;

          H. So long as any amounts remain outstanding and unpaid under the Revolving Loan Account, on a 1) monthly basis as of the month end and as soon as it is available, but not later than ten (10) days after the end of each month, deliver to Bank, in such form and detail as Bank may require, statements showing aging of the Accounts, Borrower's accounts payable, and inventory report together with a Borrowing Base Certificate in the form of Exhibit C attached hereto and incorporated herein by this reference (the "Borrowing Base Certificate"), certified by an officer of Borrower; provided, however, if the amounts outstanding and unpaid under the Revolving Loan Account exceed $5,000,000.00, Borrower shall be required to provide the aging of the Accounts and Borrower's accounts payable on a semi-monthly (twice monthly) basis per 1) above and in addition 2) as of the end of each mid-month (15th) and as soon as it is available, but not later than the 25th of each month. In addition, if the amounts that have been advanced under the Borrowing Base for Eligible Inventory exceed $500,000.00, Borrower shall be required to provide the inventory report on a semi-monthly basis per 1) and 2) above. Notwithstanding the foregoing, if Borrower has not provided to Bank statements showing aging of the Accounts, Borrower's accounts payable, and inventory report for the most recent month then ended, then as a condition to any request for a Revolving Loan, Borrower shall have delivered to Bank said aging statements as well as a Borrowing Base Certificate covering the most recent month then ended at least twenty (20) days prior to the date of Borrower's request for an advance for said Revolving Loan;

          I. As soon as it is available, but not later than twenty-five (25) days following the close of Borrower's acquisition of IDT Holdings, Inc. and Identicator, deliver to Bank revised consolidating and consolidated financial projections;

                                      8.

           J. Upon the reasonable request of Bank, deliver to Bank current budgets, sales projections, operating plans and other financial exhibits and information in form and substance satisfactory to Bank; and

          K. Upon any officer becoming aware, deliver immediately to Bank written notice of any pending or threatened litigation claiming, or reasonably likely to result in, damages against Borrower in an amount in excess of $50,000.00.

     11. Loan Fee. In addition to any other amounts due or to become due, concurrent with the execution hereof, Borrower shall deliver to Bank a loan renewal fee in the amount of Fifty Thousand Dollars ($50,000.00).

     12. Default and Remedies. The occurrence of any one or more of the following shall constitute an "Event of Default": (a) Default be made in the payment of any obligation by Borrower under any Loan Document; (b) Except for any failure to pay as described in clause (a) above, breach be made in any warranty, statement, promise, term or condition, contained herein or in any other Loan Document and the same shall not have been cured to the satisfaction of Bank within fifteen (15) days after Borrower shall have become aware thereof, whether by written notice from Bank, or otherwise, (except that no cure period shall exist for breaches in respect of Borrower's obligations under Subsections 8.E., 8.F., 8.G., 8.H., Subsections 10.A., 10.B., 10.C., 10.D., 10.E., 10.F.,
10.G., 10.H., and 10.I. of this Loan Agreement, and Sections 1 and 2 of the General Security Agreement; and except for a five (5) day cure period shall exist for breaches in respect of Borrower's obligations under Subsections 9.A., 9.B., 9.C., 9.F., 9.G., 9.H., 9.I. and 9.O., and Subsections 10.J. and 10.K.);
(c) Any statement, warranty or representation made by Borrower at any time proves false; (d) Borrower defaults in the repayment of any principal of or the payment of any interest on any indebtedness exceeding in the aggregate principal amount $50,000.00 or breaches or violates any term or provision of any promissory note, loan agreement, mortgage, indenture or other evidence of such indebtedness pursuant to which amounts outstanding in the aggregate exceed $50,000.00 if the effect of such breach is to permit the acceleration of such indebtedness, whether or not waived by the note holder or obligee, and such failure shall not have been cured to Bank's satisfaction within fifteen (15) calendar days after Borrower shall become aware thereof, whether by written notice from Bank or otherwise, or there has in fact been an acceleration of such indebtedness; (e) Borrower becomes insolvent or makes an assignment for the benefit of creditors; (f) Any proceeding be commenced by Borrower under any bankruptcy, reorganization, arrangement, readjustment of debt or moratorium law or statute or, any such a proceeding is commenced against Borrower and is not dismissed or stayed within thirty (30) days (provided that no Revolving Loans will be made prior to the dismissal of such proceeding); (g) Any money judgment, writ of attachment, garnishment, execution or other legal process be entered against Borrower or issued against any material property of Borrower which is not fully covered by insurance (subject to reasonable deductibles) and remains unvacated, unbonded, unstayed or unpaid or undischarged for more than fifteen
(15) days (whether or not consecutive) or in any event later than five (5) days prior to the date of any proposed sale thereunder, or if any assessment for taxes against Borrower other than against any of its real property, is made by the Federal or State government or any department thereof; or (h) Any change in Borrower's financial condition, prospects or operations which has a Material Adverse Effect. Upon the occurrence and during the continuance of an Event of Default, Bank may, at its option and without demand first made and without notice to Borrower, do any one or more of the following: (i) Terminate its obligation to make loans to Borrower as provided in Section 2 hereof; (ii) Declare all sums secured hereby immediately due and payable; (iii) Immediately take possession of the Collateral wherever it may be found, using all legally permissible means to do so, or require Borrower to assemble the Collateral and make it available to Bank at a place designated by Bank which is reasonably convenient to Borrower and Bank, and Borrower waives all claims for damages due to or arising from or connected with any such taking; (iv) Proceed in the foreclosure of Bank's security interest and sale of the Collateral in any manner permitted by law, or provided for herein; (v) Sell, lease or otherwise dispose of the Collateral at public or private sale, with or without having the Collateral at the place of sale, and upon terms and in such manner as Bank may determine, and Bank may purchase same at any such sale; (vi) Retain the Collateral in full satisfaction of the obligations secured thereby to the extent permitted under the Uniform Commercial Code; or (vii) Exercise any remedies of a secured party under the Uniform Commercial Code. Prior to any such

                                      9.

disposition, Bank may, at its option, cause any of the Collateral to be repaired or reconditioned in such manner and to such extent as Bank may deem advisable, and any sums expended therefor by Bank shall be repaid by Borrower and secured hereby. Bank shall have the right to enforce one or more remedies hereunder successively or concurrently, and any such action shall not estop or prevent Bank from pursuing any further remedy that it may have hereunder or by law. If a sufficient sum is not realized from any such disposition of the Collateral to pay all obligations secured by this Loan Agreement, Borrower hereby promises and agrees to pay Bank any deficiency.

     13. Records Retention. Borrower authorizes Bank to destroy all invoices, delivery receipts, reports and other types of documents and records submitted to Bank in connection with the transactions contemplated herein at any time subsequent to four (4) months from the time such items are delivered to Bank.

     14. Attorneys' Fees. Borrower agrees to reimburse Bank for its reasonable attorneys' fees and expenses incurred in connection with the negotiation, preparation, execution and delivery of the Loan Documents.

     15.  Governing Law; Judicial Reference.

          A. Governing Law. This Agreement shall be deemed to have been made in the State of California and the validity, construction, interpretation, and enforcement hereof, and the rights of the parties hereto, shall be determined under, governed by, and construed in accordance with the internal laws of the State of California, without regard to principles of conflicts of law.

          B.   Judicial Reference.

               (1) Other than (a)nonjudicial foreclosure and all matters in connection therewith regarding security interests in real or personal property; or (b) the appointment of a receiver, or the exercise of other provisional remedies (any and all of which may be initiated pursuant to applicable law), each controversy, dispute or claim between the parties arising out of or relating to this Loan Agreement or the other Loan Documents, which controversy, dispute or claim is not settled in writing within thirty (30) days after the "Claim Date" (defined as the date on which a party subject to this Loan Agreement gives written notice to all other parties that a controversy, dispute or claim exists), will be settled by a reference proceeding in California in accordance with the provisions of Section 638 et seq. of the California Code of Civil Procedure, or their successor section ("CCP"), which shall constitute the exclusive remedy for the settlement of any controversy, dispute or claim concerning this Loan Agreement, including whether such controversy, dispute or claim is subject to the reference proceeding and except as set forth above, the parties waive their rights to initiate any legal proceedings against each other in any court or jurisdiction other than the Superior Court in the County where the real property, if any, is located or Santa Clara County, if none (the "Court"). The referee shall be a retired Judge of the Court selected by mutual agreement of the parties, and if they cannot so agree within forty-five (45) days after the Claim Date, the referee shall be promptly selected by the Presiding Judge of the Court (or his/her representative). The referee shall be appointed to sit as a temporary judge, with all of the powers for a temporary judge, as authorized by law, and upon selection should take and subscribe to the oath of office as provided for in Rule 244 of the California Rules of Court (or any subsequently enacted Rule). Each party shall have one peremptory challenge pursuant to CCP (S) 170.6. The referee shall (x) be requested to set the matter for hearing within sixty (60) days after the date of selection of the referee and (y) try any and all issues of law or fact and report a statement of decision upon them, if possible, within ninety (90) days of the Claim Date. Any decision rendered by the referee will be final, binding and conclusive and judgement shall be entered pursuant to CCP (S) 644 in any court in the State of California having jurisdiction. Any party may apply for a reference proceeding at any time after thirty (30) days following notice to any other party of the nature of the controversy, dispute or claim, by filing a petition for a heating and/or trial. All discovery permitted by this Loan Agreement shall be completed no later than fifteen (15) days before the first hearing date established by the referee. The referee may extend such period in the event of a party's refusal to provide requested discovery for any reason whatsoever, including, without limitation, legal objections raised to such discovery or unavailability of a witness due to absence or illness. No party shall be

                                      10.

entitled to "priority" in conducting discovery. Depositions may be taken by either party upon seven (7) days written notice, and request for production or inspection of documents shall be responded to within ten (10) days after service. All disputes relating to discovery which cannot be resolved by the parties shall be submitted to the referee whose decision shall be final and binding upon the parties. Pending appointment of the referee as provided herein, the Superior Court is empowered to issue temporary and/or provisional remedies, as appropriate.

          (2) Except as expressly set forth in this Loan Agreement, the referee shall determine the manner in which the reference proceeding is conducted including the time and place of all hearings, the order of presentation of evidence, and all other questions that arise with respect to the course of the reference proceeding. All proceedings and hearings conducted before the referee, except for trial, shall be conducted without a court reporter except that when any party so requests, a court reporter will be used at any hearing conducted before the referee. The party making such a request shall have the obligation to arrange for and pay for the court reporter. The costs of the court reporter at the trial shall be borne equally by the parties.

          (3) The referee shall be required to determine all issues in accordance with existing case law and the statutory laws of the State of California. The rules of evidence applicable to proceedings at law in the State of California will be applicable to the reference proceeding. The referee shall be empowered to enter equitable as well as legal relief, to provide all temporary and/or provisional remedies and to enter equitable orders that will be binding upon the parties. The referee shall issue a single judgment at the close of the reference proceeding that shall dispose of all of the claims of the parties that are the subject of the reference. The parties hereto expressly reserve the right to contest or appeal from the final judgment or any appealable order or appealable judgment entered by the referee. The parties hereto expressly reserve the right to findings of fact, conclusions of laws, a written statement of decision, and the right to move for a new trial or a different judgment, which new trial, if granted, is also to be a reference proceeding under this provision.

          (4) In the event that the enabling legislation which provides for appointment of a referee is repealed (and no successor statute is enacted), any dispute between the parties that would otherwise be determined by the reference procedure herein described will be resolved and determined by arbitration. The arbitration will be conducted by a retired judge of the Court, in accordance with the California Arbitration Act, (S) 1280 through (S) 1294.2 of the CCP as amended from time to time. The limitations with respect to discovery as set forth hereinabove shall apply to any such arbitration proceeding.

     16.  Miscellaneous Provisions.

          A. Nothing herein shall in any way limit the effect of the conditions set forth in any other security or other agreement executed by Borrower, but each and every condition hereof shall be in addition thereto.

          B. No failure or delay on the part of Bank, in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof.

          C. All rights and remedies existing under this Loan Agreement or any other Loan Document are cumulative to, and not exclusive of, any rights or remedies otherwise available.

          D. All headings and captions in this Loan Agreement and any related documents are for convenience only and shall not have any substantive effect.

          E. This Loan Agreement may be executed in any number of counterparts, each of which when so delivered shall be deemed an original, but all such counterparts shall constitute but one and the same instrument. Each such agreement shall become effective upon the execution of a counterpart hereof or thereof by

                                      11.

each of the parties hereto and telephonic notification that such executed counterparts has been received by Borrower and Bank.

          F. This Loan Agreement is not intended to be, and shall not be construed to create, a novation or accord and satisfaction, and, except as otherwise provided herein, the Prior Loan Agreement is amended and restated in full by the terms of this Loan Agreement and all obligations outstanding under the Prior Loan Agreement are governed by the terms of this Loan Agreement.



BANK:                                BORROWER:

IMPERIAL BANK                        IDENTIX INCORPORATED,
                                     A Delaware corporation


By: /s/ J. Michael di Vittorio        By: /s/ James P. Scullion
   -----------------------------         --------------------------------
     J. Michael diVittorio                James P. Scullion
     Assistant Vice President             Executive Vice President and
                                          Chief Financial Officer


LIST OF EXHIBITS AND SCHEDULES
------------------------------

EXHIBIT A: Definitions
SCHEDULE 1 TO EXHIBIT A: List of Specific Permitted Indebtedness
SCHEDULE 2 TO EXHIBIT A: List of Specific Permitted Liens

EXHIBIT B: Compliance Certificate

EXHIBIT C: Borrowing Base Certificate

                                      12.